EXHIBIT 5.1

The Telecom Italia securities referred to herein that will be issued in connection with the merger have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases

Extraordinary and Ordinary Shareholders’ Meeting Held at Rozzano

TIM: SHAREHOLDERS’ MEETING ADOPTS PLAN

TO MERGE WITH AND INTO TELECOM ITALIA S.p.A

AND APPROVES THE 2004 ACCOUNTS

•

Plan to merge Telecom Italia Mobile S.p.A. with and into Telecom Italia S.p.A. adopted;

•

2004 accounts and dividend distribution approved;

•

Board of Directors appointed;

•

Board of Auditors appointed.

April 5, 2005 – The TIM (Telecom Italia Group) extraordinary and ordinary Shareholders’ Meeting took place today at Rozzano.

In extraordinary session the Shareholders’ Meeting adopted the plan to merge Telecom Italia Mobile S.p.A. with and into Telecom Italia S.p.A. As previously announced, this move is a response to business needs arising from the accelerating convergence between fixed-line and mobile communications platforms, while at the same time simplifying the Group’s ownership structure.

Following the merger, Telecom Italia shall replace TIM in all of its legal relationships. As a result of the merger, Telecom Italia shall take over ownership of the entire equity of TIM International NV and TIM Italia, the company which, from March 1, 2005, is in control of the Italian domestic mobile communications business.

After the merger has been completed, TIM ordinary and savings shares held by Telecom Italia, and Treasury stock held by TIM, shall be cancelled without any share exchange taking place, pursuant to the provisions of article 2504-ter, clause 2 of the Italian civil code.

TIM shareholders other than Telecom Italia shall be assigned newly-issued Telecom Italia ordinary and savings shares at the following exchange ratios:

-

1.73 Telecom Italia ordinary shares with a par value of €0.55 per share for each TIM ordinary share with a par value of €0.06 per share.

-  2.36 Telecom Italia savings shares with a par value of €0.55 per share for each TIM savings share with a par value of €0.06 per share.

The merger is scheduled to become effective by the end of June 2005. For accounting and tax purposes, TIM operations shall be entered into the Telecom Italia accounts as from January 1, 2005.

In view of differing rights with regard to the distribution of dividends to Telecom Italia and TIM savings shareholders, the decision to proceed with the merger is being submitted for approval by a Special TIM Savings Shareholders’ Meeting convened for April 6, 7 and 8 2005. TIM savings shareholders who oppose approval will be granted the right to withdraw.

Withdrawal rights are being offered to shareholders who acquired their TIM savings shares on the stock market and were in receipt of these shares prior to commencement of the extraordinary Shareholders’ Meeting. It follows that those eligible must be savings shareholders at the date of the extraordinary Shareholders’ Meeting and retain their shares until the date on which they exercise their withdrawal rights.

The liquidation value of savings shares eligible for withdrawal has been set at €4.84 per share. Pursuant to Article 2437-ter of the Italian civil code, this value corresponds to the arithmetical mean of closing prices for savings shares during the six months prior to January 28, 2005, the date on which it was announced that the Extraordinary Shareholders’ Meeting was being convened.

§

In ordinary session, the Shareholders’ Meeting adopted the TIM S.p.A. accounts for 2004, as illustrated by CEO Marco De Benedetti.

TIM S.p.A. realized revenues of €9,943 million, up 5.0% on the preceding year, a gross operating result (GOP) of €5,347 million (up 6.2% compared with 2003), and operating income of €4,147 million (up 7.4% compared with 2003). Net income for 2004 amounted to €2,822 million (up 21.5% compared with 2003).

The TIM Group consolidated accounts for 2004 were also presented at the Shareholders’ Meeting. The TIM Group registered consolidated revenues of €12,900 million (up 9.5% compared with 2003), a gross operating result (GOP) of €6,052 million (up 10.0% compared with 2003), and operating income of €4,073 million (up 7.6% compared with 2003).

The Shareholders’ Meeting passed a resolution to award shareholders a dividend calculated on the basis of the following per share values: €0.2825 per ordinary share and €0.2945 per savings share, prior to applicable withholding taxes.

The dividend for both classes of share, corresponding to coupon number 11, shall be paid out through authorized intermediaries from April 21, 2005, ex-coupon on April 18, 2005.

§

With reference to the communication by Consob dated March 10, 2005 the main impact of the adoption of IAS/IFRS standards on TIM’s 2004 consolidated financial statement are:

•

a €0.1 billion reduction in operating profit (from €4.1 billion to €4.0 billion), after taking into account a €0.2 billion reclassification of net income previously entered as extraordinary income under Italian accounting principles and no longer eligible under IAS/IFRS standards;

•

a €0.1 billion reduction in the Parent company’s share of net income (from €2.4 billion to €2.3 billion);

•

the Parent company’s portion of shareholders' equity remains substantially unchanged at €7.7 billion;

•

the net financial position remains substantially unchanged at plus €0.3 billion.

External auditors Reconta Ernst & Young have been hired to audit  the transitional data and current-year operations.

§

In ordinary session the Shareholders’ Meeting appointed a new Board of Directors comprised by 14 (fourteen) members.

The Company’s directors are: Carlo Angelici, Carlo Bertazzo, Carlo Buora, Lorenzo Caprio, Marco De Benedetti, Giorgio Della Seta Ferrari Corbelli Greco, Enzo Grilli, Attilio Leonardo Lentati, Gioacchino Paolo Maria Ligresti, Giuseppe Lucchini, Gianni Mion, Pier Francesco Saviotti, Paolo Savona and Rodolfo Zich.

Directors Carlo Angelici, Lorenzo Caprio, Enzo Grilli, Attilio Leonardo Lentati, Gioacchino Paolo Maria Ligresti, Paolo Savona and Rodolfo Zich qualify as independent directors under the terms of the TIM Code of Corporate Governance.

The Shareholders’ Meeting has appointed a new Board of Auditors: Pietro Adonnino (Chairman), Enrico Laghi, and Gianfranco Zanda have been appointed regular auditors and Alfredo Malguzzi and Antonio Mastrapasqua alternate auditors.

Directors’ and auditors’ CVs may be consulted on the company web site www.investor.tim.it.

§

The Board of Directors met on conclusion of the Shareholders’ Meeting session and confirmed the following appointments: Carlo Buora as Chairman, Gianni Mion as Deputy Chairman and Marco De Benedetti as CEO.

The Board subsequently empowered the Chairman and CEO to carry out their functions on behalf of the company.

Telecom Italia Media Relations

TIM Press Office

Tel. +39 06 3688 2499/2610

www.tim.it

www.telecomitalia.it/stampa_uk

      Investor Relations

TIM: +39 06 3900 3798

www.investor.tim.it